Exhibit 14

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA FINANCIAL (BERMUDA) LTD.

The names of the Directors and the names and titles of the Executive Officers of AXA Financial (Bermuda), Ltd. (“AXA Bermuda”) and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA Bermuda and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
* William Casill	Vice President and Chief Operating Officer Senior Vice President, AXA Equitable Life Insurance Company

* Chris Dodds (1) 11 Victoria Street Hamilton HM 11, Bermuda	Assistant Vice President, Captive Solutions Marsh

* Richard S. Dziadzio	Chairman of the Board Senior Executive Vice President and Chief Financial Officer, AXA Equitable Life Insurance Company

* Charles G.R. Collis (1) 2, Church Street Hamilton HM 11, Bermuda	Partner, Conyers Dill and Pearman

* Charles A. Marino	Vice President Executive Vice President and Chief Actuary, AXA Equitable Life Insurance Company

* Bertrand Poupart-Lafarge (2)	President, Chief Executive Officer and Chief Financial Officer Executive Vice President, Chief Investment Officer and Treasurer, AXA Equitable Life Insurance Company

*	Director
(1)	Citizen of the Bermuda
(2)	Citizen of the Republic of France